Exhibit 10.1

Modular Medical, Inc.

Two-Part FDA Submission and Clearance Milestone Bonus Program

Modular Medical, Inc. (“Modular Medical”) is implementing a Two-Part FDA Submission and Clearance Milestone Bonus Program (the “Bonus Program”). The Bonus Program requirements are set forth below.

Milestone I:  All V&V testing must be completed by December 31, 2023, and submission of the 510K to the FDA must be completed by January 31, 2024.

Milestone I Achievement Bonus:

10% of annual salary (or 70% of bonus) to be paid in employees’ choice of either a cash bonus in the first full semi-monthly payroll to occur after 510K submission to the FDA or in fully-vested common stock options (“Milestone 1 Options”). The Milestone 1 Options will be subject to the following terms:

●	Milestone 1 Option Grant Date - the third business day after the date the bonus program is approved by the Board of Directors (the “BOD”).

●	Exercise Price - the closing price of the Company’s common stock on Nasdaq on the Grant Date.

●	Vesting terms – the Milestone 1 Options will vest in full upon achievement of Milestone I. If Milestone I is not achieved, the Milestone 1 Options will be canceled on February 1, 2024.

Employees must be employed on the date of the 510K submission for the Milestone 1 Options to vest or bonus to be paid.

Milestone II:  Receive Notification of FDA clearance on or before August 1, 2024

Milestone II Achievement Bonus:

5% of annual salary (or 30% of bonus) to be paid in employees’ choice of a cash bonus in the first full semi-monthly payroll to occur after receipt of notification of FDA clearance (“FDA Notice”) on or before August 1, 2024 or in fully-vested common stock options (“Milestone II Options”). The Milestone II Options will be subject to the following terms:

●	Milestone II Option Grant Date - the third business day after the date the Bonus Program is approved by the BOD.

●	Exercise Price - the closing price of the Company’s common stock on Nasdaq on the Milestone II Option Grant Date.

●	Vesting terms – the Milestone II Options will vest in full upon achievement of Milestone II. If Milestone II is not achieved, the Milestone II Options will be canceled on August 2, 2024.

Optionees must be employed and/or in Continuous Service on the date of FDA Notice for the Milestone II Options to vest or bonus to be paid.

Effective Date: This Two-Part Milestone Bonus Program will be effective upon approval by the BOD.

Employee Election: Employees must submit their election for the form of bonus payments for Milestones I and II within three days of approval of the Bonus Program by the BOD.

Tax Considerations: Employees are responsible for any tax liabilities associated with milestone bonuses. Modular Medical will make required tax withholdings and provide necessary tax documentation as required by law or as authorized by the employee.

Non-Guarantee: Participation in this Milestone Bonus Program does not guarantee the receipt of a bonus, as it is contingent on successful milestone achievement. Modular Medical reserves the right to adjust milestone bonus percentages, criteria, or eligibility at its sole discretion.